Exhibit 99.1

Uber Veteran Ryan Graves to Invest $50 Million in Metromile, Will Join Board of Directors

Graves’ investment joins Chamath Palihapitiya’s Social Capital, Mark Cuban and leading institutional investors

SAN FRANCISCO — February 1, 2021 — Metromile, Inc., a leading digital insurance platform and pay-per-mile auto insurer, today announced Ryan Graves, Uber’s former senior vice president of global operations, intends to make a $50 million investment in the company personally and through his investment firm, Saltwater. Graves’ investment includes secondary purchases and participation in the previously announced PIPE transaction that will close alongside the merger with INSU Acquisition Corp. II (NASDAQ: INAQ). Graves will join Metromile’s board of directors following the business combination’s close.

Graves joins Chamath Palihapitiya’s Social Capital, Mark Cuban, and leading institutional investors to support Metromile’s growth plans as a public company.

Before founding Saltwater, from 2017 to 2019, Graves served on the board of directors of Uber Technologies, Inc. (“Uber”). He was Uber’s first employee, first chief executive officer, and a member of the founding team.

“Ryan has a remarkable reputation as an energetic and thoughtful business builder. His leadership and operating skills made Uber one of the fastest-growing companies of all time. As Metromile accelerates growth and scale, Ryan’s partnership will be immensely valuable to our Board and management team,” said Metromile Founder and Chairman David Friedberg. “We are thrilled to have him become an owner in the business and sit side-by-side our Board and management team as we execute our growth plans as a public company.”

“Metromile has a discipline and long-term orientation reminiscent of Berkshire Hathaway combined with the kind of truly transformative technology that initially attracted me to Uber. The founders and the management team are purpose-driven and have engineered a platform poised to change a massive industry meaningfully,” said Graves. “I spend my time and invest my capital in a concentrated way and aim to be an active partner to businesses that offer the ability to do that for decades to come. With this investment, I’m making the largest professional commitment I’ve made since Uber. Metromile is a rare find.”

“We are thrilled to have Ryan join Metromile,” said Metromile Chief Executive Officer Dan Preston. “He is an incredible operator and investor and appreciates how durable economics enables speed and scale. Ryan shares our belief that the automotive and auto insurance markets are rapidly digitizing, as new modes of transportation, autonomous vehicles and remote work rewrite how these industries will operate. With Ryan’s partnership, we intend to lead that change, helping consumers with fair prices and better experiences, while delivering for our shareholders along the way.”

Metromile, Inc. entered into a business combination agreement with INSU Acquisition Corp. II on November 24, 2020. Upon the business combination’s close, expected during the first quarter of 2021, Metromile, Inc. will become a wholly-owned subsidiary of INSU Acquisition Corp. II, renamed as Metromile Operating Company. INSU Acquisition Corp. II will be renamed Metromile, Inc., and is expected to remain listed on Nasdaq under the new ticker symbol “MILE.”

About Metromile

Metromile is a leading digital insurance platform in the United States. With data science as its foundation, Metromile offers real-time, personalized auto insurance policies by the mile, instead of the industry-standard approximations and estimates that have historically made prices unfair. Metromile’s digitally native offering is built around the modern driver’s needs, featuring automated claims, complimentary smart driving features and annual average savings of 47% over what they were paying their previous auto insurer.

In addition, through Metromile Enterprise, it licenses its technology platform to insurance companies around the world. This cloud-based software as a service enables carriers to operate with greater efficiency, automate claims to expedite resolution, reduce losses associated with fraud, and unlock the productivity of employees.

For more information about Metromile, visit www.metromile.com and enterprise.metromile.com.

Important Information for Investors and Stockholders

In connection with the Business Combination between Metromile and INSU II, INSU II has filed with the SEC a definitive proxy statement / prospectus and has mailed a definitive proxy statement / prospectus and other relevant documentation to INSU II stockholders. This document does not contain all the information that should be considered concerning the Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the Business Combination. INSU II stockholders and other interested persons are advised to read the definitive proxy statement / prospectus in connection with INSU II’s solicitation of proxies for the special meeting to be held to approve the transactions contemplated by the proposed business combination because these materials will contain important information about Metromile, INSU II and the proposed transactions. The definitive proxy statement / prospectus was mailed to INSU II stockholders as of the Record Date.

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination.

Participants in the Solicitation

INSU II, Metromile, and their respective directors and officers may be deemed participants in the solicitation of proxies of INSU II stockholders in connection with the proposed business combination. INSU II stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of INSU II and of Metromile in INSU II’s definitive proxy statement / prospectus.

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Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to INSU II stockholders in connection with the proposed business combination is set forth in the definitive proxy statement / prospectus. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction is included in the definitive proxy statement / prospectus.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “will,” “intend,” “expect,” “anticipate,” “believe,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, expectations related to the terms and timing of completing the transaction. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Metromile’s and INSU II’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Metromile and INSU II. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Business Combination or that the approval of the stockholders of INSU II is not obtained; and those factors discussed in INSU II’s final prospectus filed on September 4, 2020, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and the Registration Statement, and the definitive proxy statement/prospectus contained therein, in each case, under the heading “Risk Factors,” and other documents of INSU II filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither INSU II nor Metromile presently know or that INSU II and Metromile currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect INSU II’s and Metromile’s expectations, plans or forecasts of future events and views as of the date of this press release. INSU II and Metromile anticipate that subsequent events and developments will cause INSU II’s and Metromile’s assessments to change. However, while INSU II and Metromile may elect to update these forward-looking statements at some point in the future, INSU II and Metromile specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing INSU II’s and Metromile’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Investor Relations

Garrett Edson, ICR

ir@metromile.com

646-677-1889

Public Relations

Rick Chen, Metromile

Doug Donsky, ICR

press@metromile.com

415-676-7744

INSU II and Cohen & Company

Amanda Abrams

aabrams@cohenandcompany.com

215-701-9693

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